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Exhibit 23.2


                            CONSENT OF KPMG LLP

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-71890) of our report dated January 24, 2001, except as to
Note 1, which is as of February 7, 2001, with respect to the consolidated balance sheet as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows of Corsair Communications and subsidiaries for each of the years in the two-year period ended December 31, 2000, which report appears in the annual report on Form 10-K of Lightbridge, Inc.


Mountain View, California
March 28, 2002